Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 27, 2017

AGNC Investment Corp.
2 Bethesda Metro Center
Bethesda, Maryland 20814

Re:	AGNC Investment Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as special counsel to AGNC Investment Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the AGNC Investment Corp. 2016 Equity and Incentive Compensation Plan (the “Plan”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Securities Act.

AGNC Investment Corp.
February 27, 2017

In rendering the opinion stated herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement in the form to be filed with the Commission on the date hereof; (ii) the Plan; (iii) an executed copy of a certificate of Kenneth L. Pollack, Senior Vice President, Chief Compliance Officer, General Counsel and Secretary of the Company, dated February 27, 2017 (the “Secretary’s Certificate”); (iv) a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of February 27, 2017 and certified pursuant to the Secretary’s Certificate; (v) a copy of the Company’s By-Laws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; (vi) a copy of certain resolutions of the Board of Directors of the Company relating to the approval of the Plan, the filing of the Registration Statement and certain related matters; (vii) a copy of the tabulation of votes cast at the Special Meeting of Stockholders of the Company held on December 9, 2016 approving the Plan; and (viii) a specimen certificate representing the Common Stock. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.
In rendering the opinion set forth below, we have also assumed that (i) if issued in physical form, the certificates evidencing the Shares will be signed by one of the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company,

AGNC Investment Corp.
February 27, 2017

and (iii) each award agreement under which options, appreciation rights, restricted shares, restricted stock units, performance shares, performance units, dividend equivalents and certain other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto. We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon and subject to the foregoing and subject to the qualification and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when such Shares are issued in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DJG